Exhibit 99.(C)

        Exhibit C

Proposed Form of Notice

SECURITIES AND EXCHANGE COMMISSION
(Release No. 35-            )
Filings under the Public Utility Holding Company Act of 1935, as amended ("Act")
                         , 2003

        Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by                        , 2003 to the Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After                        , 2003, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

E.ON AG (70-            )

        E.ON AG ("E.ON"), located at E.ON-Platz 1, 40479 Dusseldorf, Germany, a registered holding company, E.ON US Investments Corp. ("EUSIC") located at 220 West Main Street, Louisville, Kentucky 40202, a registered holding company, and LG&E Energy Corp., located at 220 West Main Street Louisville, Kentucky 40202 ("LG&E Energy" and, together with E.ON, the "Applicants") have submitted an application seeking request authorization pursuant to Sections 3(a)(1), 6(a), 7, 9(a), 10 and 12(d) of the Act for a reorganization of LG&E Energy that will result in a change of its organizational form from a Kentucky corporation to a Kentucky limited liability company (the "Transaction"). E.ON is a registered as a holding company under the Act on July 1, 2002, as a result of E.ON's acquisition of Powergen plc ("Powergen"). The Commission approved the acquisition in Holding Company Act Release No. 27539 (June 14, 2002) (the "Acquisition Order"). E.ON owns LG&E Energy, which in turn owns two public utility companies, Louisville Gas and Electric Company ("LG&E") and Kentucky Utilities Company ("KU"). E.ON's interest in LG&E Energy is held indirectly through several intermediate holding companies with EUSIC being the direct parent of LG&E Energy.

        As stated above, LG&E Energy is a wholly-owned, first tier subsidiary of EUSIC. LG&E Energy proposes to change its organizational form from a Kentucky corporation to a Kentucky limited liability company. In order to accomplish the Transaction under Kentucky law and in a tax-efficient manner, the following successive steps must be completed. First, New LG&E Energy will be formed by EUSIC as a Kentucky limited liability company. At this point, EUSIC will be the sole member of New LG&E Energy. Second, LG&E Energy will transfer to New LG&E Energy substantially all of its assets and liabilities in exchange for membership interests in New LG&E Energy. Then, pursuant to an agreement and plan of merger (the form of which is included as an exhibit to the application), LG&E Energy will merge with and into New LG&E Energy (the "Merger"), with New LG&E Energy as the surviving entity and as successor to LG&E Energy. To effect the Merger, New LG&E Energy will file Articles of Merger with the Secretary of State of the Commonwealth of Kentucky. The Merger will be effective upon acceptance of such filing by the Secretary of State of the Commonwealth of Kentucky. Thus, when the Transaction is completed, LG&E Energy will continue to be wholly-owned by EUSIC, with the only substantive change being that LG&E Energy will have changed its organizational form from a Kentucky corporation to a Kentucky limited liability company.

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        In additional to requesting authorization under the Act for the Transaction, Applicants request that the Commission issue an order exempting New LG&E Energy, as the owner of LG&E and KU, from registration under the Act pursuant to Section 3(a)(1) of the Act. LG&E Energy is exempt from registration under the Act pursuant to Section 3(a)(1) of the Act. Applicants state that the proposed Transaction, which merely effects a change of the organizational structure of LG&E Energy, does not change any of the facts underlying the qualification of LG&E Energy for exemption from registration under the Act pursuant to Section 3(a)(1) of the Act and, accordingly, that New LG&E Energy, as the successor to LG&E Energy, qualifies for the exemption from registration under the Act pursuant to Section 3(a)(1) of the Act.

        New LG&E Energy will succeed to LG&E Energy's ownership of LG&E and KU, as well as its nonutility subsidiaries. New LG&E Energy will also be the successor of LG&E Energy with respect to its commitments and authorizations set forth in the Acquisition Order and any and all other orders of the Commission applicable to LG&E Energy.

        For the Commission by the Division of Investment Management, pursuant to delegated authority.

Jonathan G. Katz Secretary

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